Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carmike Cinemas, Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-176201, 333-121940, 333-102765, 333-102764, and 333-85194 on Forms S-8 and No. 333-189477 on Form S-3 of our reports dated March 4, 2014 relating to the financial statements and financial statement schedule of Carmike Cinemas, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Carmike Cinemas, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 4, 2014